UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

Filed by the Registrant    ☑
Filed by a Party other than the Registrant   ☐

Check the appropriate box:

☑	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

INSIGHTFUL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

April 29, 2005

Dear Stockholder:

     You are cordially invited to attend Insightful Corporation’s 2005 Annual Meeting of Stockholders. The annual meeting will be held on Thursday, June 9, 2005, at 9:00 a.m., Seattle time, at the offices of Orrick, Herrington & Sutcliffe LLP, 719 Second Avenue, Suite 900, Seattle, Washington.

     At the annual meeting you will be asked to elect one Class III director to Insightful’s Board of Directors, to approve an amendment to our Certificate of Incorporation, providing for an additional 10,000,000 authorized shares of common stock, and to ratify the selection of Moss Adams LLP as auditors for the fiscal year ending December 31, 2005.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE PROPOSALS.

     You should read carefully the accompanying Notice of Annual Meeting of Stockholders and the proxy statement for additional information. Whether or not you plan to attend the annual meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-prepaid envelope. Your stock will be voted in accordance with the instructions you give in your proxy. If you attend the annual meeting, you may vote in person if you wish, even if you previously returned your proxy card. Your prompt cooperation is greatly appreciated.

Sincerely,

Jeffrey Coombs
President and Chief Executive Officer

PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD.

INSIGHTFUL CORPORATION
1700 WESTLAKE AVENUE NORTH
SUITE 500
SEATTLE, WASHINGTON 98109

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Insightful Corporation:

     The Annual Meeting of Stockholders of Insightful Corporation, a Delaware corporation, will be held on Thursday, June 9, 2005, at 9:00 a.m., Seattle time, at the offices of Orrick, Herrington & Sutcliffe LLP, 719 Second Avenue, Suite 900, Seattle, Washington, for the following purposes:

1.	to elect one Class III director to serve for a three-year term;

2.	to amend our Certificate of Incorporation to increase our authorized shares of common stock from 20,000,000 to 30,000,000 shares;

3.	to ratify the selection of Moss Adams LLP, as our independent public accountant and auditor for the fiscal year ending December 31, 2005; and

4.	to transact such other business as may properly come before the meeting or any adjournments thereof.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE PROPOSALS.

     These items of business are more fully described in the proxy statement accompanying this notice. The Board of Directors has fixed the close of business on April 27, 2005 as the record date for the meeting. Only stockholders of record on the record date are entitled to notice of, and to vote at, the meeting.

     You are cordially invited to attend the annual meeting. To ensure your representation at the meeting, however, you should complete, sign, date and return the enclosed proxy card as promptly as possible. Your shares will be voted in accordance with the instructions you give in your proxy. You may revoke your proxy at any time before it is voted by signing and returning a proxy for the same shares bearing a later date, by filing with the Secretary of Insightful a written revocation bearing a later date or by attending the meeting and voting in person.

By Order of the Board of Directors

Kenneth J. Moyle, Jr.
General Counsel and Secretary

Seattle, Washington
April 29, 2005

INSIGHTFUL CORPORATION

PROXY STATEMENT

April 29, 2005

     We are furnishing this proxy statement to holders of common stock of Insightful Corporation, a Delaware corporation, with principal executive offices at 1700 Westlake Avenue North, Suite 500, Seattle, Washington 98109, in connection with the solicitation of proxies in the form enclosed by the Board of Directors of Insightful for use at the Annual Meeting of Stockholders, or the Meeting, to be held on Thursday, June 9, 2005, at 9:00 a.m., Seattle time, at the offices of Orrick, Herrington & Sutcliffe LLP, 719 Second Avenue, Suite 900, Seattle, Washington, and any adjournment or postponement thereof. This proxy statement and the form of proxy were first mailed to stockholders on or about May 9, 2005

Matters to Be Considered at the Annual Meeting

     At the annual meeting, stockholders of record of common stock of Insightful as of the close of business on April 27, 2005 will consider and vote on proposals:

1.	to elect one Class III director to serve for a three-year term;

2.	to amend our Certificate of Incorporation to increase our authorized shares of common stock from 20,000,000 to 30,000,000 shares;

3.	to ratify the selection of Moss Adams LLP, as our independent public accountant and auditor for the fiscal year ending December 31, 2005; and

4.	to transact such other business as may properly come before the meeting or any adjournments thereof.

     The Board of Directors recommends that our stockholders vote “FOR” election of the nominee for director, “FOR” amendment of our Certificate of Incorporation, and “FOR” ratification of the appointment of our independent public accountant and auditor.

Record Date; Outstanding Shares Entitled to Vote

          Our Board of Directors has fixed the close of business on April 27, 2005, as the Record Date for the determination of which of our stockholders will be entitled to notice of, and to vote at, the Meeting. Accordingly, only holders of record of common stock as of the close of business on the Record Date will be entitled to notice of, and to vote at, the Meeting or any adjournment or postponement thereof. As of the Record Date, 12,541,595 shares of common stock were outstanding. Stockholders are entitled to one vote per share on any proposal presented at the Meeting. Stockholders may vote in person or by proxy. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted by:

  filing with the Secretary of Insightful, prior to the Meeting, either a written revocation or a duly executed proxy bearing a later date, or attending the Meeting and voting in person, regardless of whether a proxy has previously been given.

Presence at the Meeting will not revoke the stockholder’s proxy unless such stockholder votes in person.

Quorum; Voting

     The representation in person or by proxy of at least a majority of the outstanding shares of common stock entitled to vote at the Meeting is necessary to constitute a quorum for the transaction of business at the Meeting. Votes withheld from any nominee and abstentions are counted as present or represented for purposes of determining the presence or absence of a quorum for the Meeting.

     Directors are elected by a plurality of the votes cast by stockholders entitled to vote at the Meeting. In the election of directors, the nominee receiving the highest number of affirmative votes of the shares present or represented and entitled to vote at the Meeting shall be elected as director. Holders of common stock are not entitled to cumulate votes in electing directors. The amendment of our Certificate of Incorporation requires the affirmative vote of stockholders representing a majority of our outstanding common stock. The ratification of the selection of our independent public accountant and auditor for the coming fiscal year requires the affirmative vote of a majority of the shares present or represented and entitled to vote on such matter.

     Any broker, bank, nominee, fiduciary or other custodian which holds shares of our common stock for the account of a customer who is the beneficial owner of those shares, and which does not receive specific instructions from the customer on how to vote, has the power to vote those shares at its discretion in the election of directors, and for other routine matters for which it has not received voting instructions. A “broker nonvote” occurs when the custodian indicates on the proxy card that it may not vote, or give a proxy to vote, a customer’s shares because the customer did not provide voting instructions with respect to a nonroutine matter. Because custodians will have discretionary voting authority with respect to the election of directors and the ratification of our selection of independent accountant, there will be no broker nonvotes with respect to these proposals. With respect to the proposed amendment to our Certificate of Incorporation, broker nonvotes will have the same effect as a vote against the proposal because approval of that proposal requires the affirmative vote of a majority of our outstanding common stock.

     An abstention occurs when a stockholder affirmatively instructs the vote to be withheld (by checking the “abstain” or “withhold authority to vote” box on the proxy card) or when a stockholder who has not given a proxy is present at the meeting but does not cast a ballot. In the election of directors, abstentions will result in the nominees receiving fewer votes but will have no effect because the outcome is determined by a plurality of the votes cast. With respect to the ratification of the selection of our independent public accountant, abstentions will have the same effect as a vote against the proposal because approval of that proposal requires the affirmative vote of a majority of the shares present or represented and entitled to vote on such matter. With respect to the proposal to amend our Certificate of Incorporation, abstentions will have the same effect as a vote against the proposal because approval of that proposal requires the affirmative vote of a majority of our outstanding common stock.

     An automated system administered by our transfer agent tabulates the votes. The vote on each matter submitted to stockholders is tabulated separately.

Proxies

     The persons named in the accompanying proxy are officers of Insightful. All properly executed proxies returned in time to be counted at the Meeting will be voted. Any stockholder giving a proxy has the right to withhold authority to vote for any individual nominee to the Board of Directors. Where a choice has been specified on a proxy with respect to the foregoing matter, the shares represented by the proxy will be voted in accordance with the specifications and will be voted FOR if no specification is indicated.

     Our Board of Directors knows of no other matters to be presented at the Meeting. If any other matter should be presented at the Meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named in the accompanying proxy.

Proxy Solicitation

     The cost of solicitation of proxies will be borne by us. We may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have our stock registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by our officers and employees may also be made of some stockholders in person or by mail, telephone or telegraph following the original solicitation. We may, if appropriate, retain an independent proxy solicitation firm to assist in soliciting proxies. If we do so, we will pay such firm’s customary fees and expenses.

PROPOSAL I: ELECTION OF DIRECTOR

The Board of Directors recommends that you vote “FOR” election of the nominee for director.

     In accordance with our Amended and Restated Certificate of Incorporation, our Board of Directors is divided into three classes. Paul N. Bialek and Sachin Chawla are serving as Class I Directors until their terms expire on the date of the Annual Meeting of Stockholders in calendar year 2006. Messrs. Bialek and Chawla were appointed by the Board of Directors on April 29, 2004 to fill the seats vacated by Christopher C. Covington and Arthur H. Reidel, who resigned on April 29, 2004. Samuel R. Meshberg and Jeffrey E. Coombs are serving as Class II Directors until their terms expire on the date of the Annual Meeting in calendar year 2007. Messrs. Meshberg and Coombs were elected at the Annual Meeting of Stockholders held on June 11, 2004. Mark C. Ozur is serving as a Class III Director until his term expires on the date of the Meeting. Mr. Ozur was elected at the Annual Meeting of Stockholders held on April 17, 2002.

     Mr. Ozur is the nominee to be elected at this Meeting as a Class III Director for a term of three years. Shares represented by all proxies received by the Board of Directors and not so marked to withhold authority to vote for Mr. Ozur will be voted FOR the election of Mr. Ozur. The Board of Directors knows of no reason why Mr. Ozur should be unable or unwilling to serve, but if such should be the case, proxies may be voted for the election of one or more other persons or for fixing the number of directors at a lesser number. If a quorum is present, the nominee receiving the highest number of votes will be elected to serve as a Class III Director.

     The following table sets forth the name and age of each director and nominee to be elected at the Meeting, the positions currently held by each nominee and director with Insightful, the year each nominee’s and director’s term will expire, the class of director of each nominee and director and the period during which each nominee and director has served as a director of Insightful.

Occupations of Directors and Nominees

Name	Age	Position(s) Held	Term Expires	Class of Director	Director Since

Paul N. Bialek	45	Director	2006	I	2004

Sachin Chawla	45	Director	2006	I	2004

Jeffrey E. Coombs	47	Director, President and Chief Executive Officer	2007	II	2004

Samuel R. Meshberg	56	Chairman of the Board of Directors	2007	II	2001

Mark C. Ozur	49	Director	2005	III	2001

Nominee for Director

Mark C. Ozur. Mr. Ozur has been a director of Insightful since February 2001. Since October 2004, Mr. Ozur has been the Chief Executive Officer of PredictableIT, a provider of hosted IT desktop solutions. Prior to founding PredictableIT, Mr. Ozur was the Chief Technical Officer of edge2net, Inc., a global provider of international telecommunications services, from June 2000 to October 2001. Prior to joining edge2net, Mr. Ozur was President and Chief Executive Officer of PulsePoint Communications, Inc., a publicly traded telecommunications enhanced services company, from January 1995 through August 1999. From December 1990 to December 1992, he was Vice President, Engineering for Precision Visuals, Inc., a visualization software company, and served in a variety of software development roles for Digital Equipment Corporation.

Directors Whose Terms Extend Beyond the Meeting

Paul N. Bialek. Mr. Bialek was appointed as a director of Insightful on April 29, 2004. From 1998 through 2001, Mr. Bialek was CFO and Senior Vice President Finance and Administration for RealNetworks Inc., a publicly traded Internet media company. Mr. Bialek is currently an independent consultant, and in that capacity served as the interim Chief Executive Officer of Telsym, a voice over IP software company, from November 2003 through June 2004, and as Chief Financial Officer of Revenue Science, Inc, a data analysis software company, from September 2002 through June 2003. Prior to joining RealNetworks in 1998, he was CFO for Metapath Software Corporation, a venture stage software company with products for the wireless telecommunications industry. From 1993 to 1997, he was CFO for Edmark Corporation, a Nasdaq listed multimedia software company, which was acquired by IBM in late 1996. Mr. Bialek started his career at KPMG Peat Marwick, where he was employed in a variety of positions for 11 years with responsibilities for serving private and public technology companies. Mr. Bialek has a degree in business administration from Seattle University and is a Certified Public Accountant. He currently serves on the boards of several private companies and on the advisory board for Seattle University's accounting program.

Sachin Chawla. Mr. Chawla was appointed as a director of Insightful on April 29, 2004. Currently Vice President of the Data Integration Division for Business Objects, Mr. Chawla was co-founder and CEO of Acta Technology, a data integration provider that was acquired by Business Objects in 2002. Prior to Acta, Mr. Chawla spent five years with Sybase Corporation where he spearheaded the development of Replication Server, Sybase’s distributed, heterogeneous data replication product. Mr. Chawla’s experience includes roles ranging from developer/architect to project leader at leading high tech companies Sybase, Metaphor Computer Systems and IBM Corporation. Mr. Chawla holds a bachelor of science in electrical engineering from the University of California Berkley and a masters of science in computer science from Stanford University.

Samuel R. Meshberg. Mr. Meshberg has been a director of Insightful since February 2001. From 1984 to 2003, Mr. Meshberg served as President of Financial Management Investment Services, Inc., a private investment company. From 1982 to 1999, Mr. Meshberg served as President of Philson, Inc., an anodizing company, and served as Chief Financial Officer of Emson Research, Inc., a packaging company, from 1990 to 1999. Philson and Emson were acquired by AptarGroup, Inc., a packaging company, in February 1999.

Jeffrey E. Coombs. Mr. Coombs joined Insightful in January 2003 as Senior Vice President & General Manager of Insightful's Text Analysis (InFact) business and was appointed as interim Chief Executive Officer in October 2003. He was named President and Chief Executive Officer in April 2004 and was appointed to the Board of Directors at that time. Prior to joining Insightful, Mr. Coombs served as VP of Marketing and Market Development for Acta Technology, a data integration company recently acquired by Business Objects. Prior to Acta, Mr. Coombs served as Group Director of Worldwide Partner Alliances & Strategic Marketing for Business Objects from 1994-1997, and held assorted Director level positions in Marketing, Channels, and Partnerships for Informix from 1989-1994. Previously, Mr. Coombs worked for Apollo Computer and Apple Computer. Mr. Coombs holds an MBA from Harvard and a B.A. from Williams College.

Committees of the Board of Directors and Meetings

     Our Board of Directors met nine times and took action by unanimous written consent twice during the fiscal year ended December 31, 2004. The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of the directors attended at least 75% of all meetings of the Board of Directors and all meetings of committees on which he served.

     The Board of Directors has determined each of the following directors to be an “independent director” as such term is defined in Marketplace Rule 4200(a)(15) of the NASD: Samuel R. Meshberg, Paul N. Bialek, Sachin Chawla and Mark C. Ozur.

     The board has also determined that each member of the three committees of the board meets the independence requirements applicable to those committees prescribed by the NASD, the Securities and Exchange Commission, or SEC, and the Internal Revenue Service. The board has further determined that Paul N. Bialek is an “audit committee financial expert,” as such term is defined in Item 401(h) of Regulation S-K promulgated by the SEC.

     Audit Committee

     The Audit Committee is comprised of Messrs. Bialek, Chawla and Ozur. From May 29, 2003 until April 29, 2004, the Audit Committee was comprised of Mr. Ozur and former directors Christopher C. Covington and Arthur H. Reidel. Each of the above directors is (or was during his tenure) an “independent director” as defined by Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards. The Audit Committee is governed by a written charter, which may be amended by the Board of Directors at any time. The Audit Committee reviews with our independent auditors the scope and timing of their audit services and any other services the independent auditors are asked to perform, the independent auditor’s report regarding our financial statements following completion of their audit and our policies and procedures with respect to internal accounting and financial controls. In addition, the Audit Committee has the ability to appoint and retain our independent auditors, approve all audit, review and attest services to be provided by the independent auditors and determine the compensation paid therefor. The Audit Committee met 22 times and took action by consent three times during the fiscal year ended December 31, 2004.

     Compensation Committee

     The Compensation Committee of the Board of Directors during the fiscal year ended December 31, 2004 was comprised of Messrs. Meshberg and Ozur, each of whom is an “independent director” as defined by Marketplace Rule 4200(a)(15) of the NASD. The Compensation Committee reviews and makes recommendations concerning executive compensation, oversees the administration of Insightful’s 401(k) plan and administers our 2001 Stock Option and Incentive Plan and the 1996 Non-Qualified, Non-Officer Stock Plan. The Compensation Committee met seven times and took action by unanimous written consent five times during the fiscal year ended December 31, 2004.

     Nominating and Corporate Governance Committee

     The Nominating and Corporate Governance Committee consists of all four of our independent directors, Messrs. Meshberg, Ozur, Bialek and Chawla, each of whom is an “independent director” as defined by Marketplace Rule 4200(a)(15) of the NASD. The Nominating and Corporate Governance Committee monitors and safeguards the independence of the board by identifying individuals qualified to become board members and selecting, or recommending that the board select, the director nominees for election at our annual meetings of stockholders. Using the same criteria that it uses to select nominees for election at the annual meeting, the committee acts between annual meetings to recommend to the board candidates for filling vacancies on the board. The committee also recommends directors for appointment to committees of the board. The Nominating and Corporate Governance Committee also provides a leadership role in shaping our corporate governance and will periodically review and assess the adequacy of our Code of Conduct and make recommendations to the board regarding any modifications or waivers of our Code of Conduct. The Nominating and Corporate Governance Committee was formed on January 20, 2005 and did not meet during the year ended December 31, 2004. The committee is governed by a written charter, the full text of which is available free of charge on the company’s website at www.insightful.com.

Director Nominations Process

     The Board of Directors has determined that it is appropriate and consistent with Marketplace Rule 4350(c)(4)(A) of the National Association of Securities Dealers, or NASD, to have the Nominating and Corporate Governance Committee consider and nominate director candidates. Pursuant to Marketplace Rule 4350(c)(4)(B) of the NASD, the Board of Directors adopted the Nominating and Corporate Governance Committee charter, which sets forth the standards and procedures for considering director nominees, the full text of which is available free of charge on the company’s website at www.insightful.com.

     Process for Identifying Candidates

     Our Board of Directors has two primary methods for identifying candidates beyond those proposed by our stockholders. On a periodic basis, the Nominating and Corporate Governance Committee will solicit ideas for possible candidates from a number of sources, including members of the board, senior level management, individuals personally known to the members of the board and research, including publications, databases and Internet searches. In addition, the Nominating and Corporate Governance Committee may from time to time use its authority under its charter to retain a search firm to identify candidates.

     Nomination Right of Stockholders

     In accordance with our bylaws and applicable law, recommendations for nominations for the election of directors for consideration by the Board of Directors may be made by any stockholder of record entitled to vote for the election of directors at stockholder meetings held for such purpose. The requirements a stockholder must follow for recommending persons for consideration by the Board of Directors for election as directors are set forth in our bylaws and the section below entitled “Stockholder Proposals for the 2006 Annual Meeting.”

     Subject to the superior rights, if any, of the holders of any class or series of stock having a preference over our common stock that we may issue in the future, if a stockholder complies with these procedures for recommending persons for consideration by the Board of Directors for election as directors, the Board of Directors will conduct the appropriate and necessary inquiries into the backgrounds, qualifications and skills of the stockholder-recommended candidates and, in the exercise of the Board of Directors’ independent judgment in accordance with the policies and procedures adopted in its resolutions, will determine whether to include the stockholder-recommended candidates in the list of candidates for election as directors at the next annual meeting of stockholders held for such purpose.

     Evaluation of Candidates

     The Nominating and Corporate Governance Committee will consider all candidates identified through the processes described above, and will evaluate each of them, including incumbents, based on the same criteria. If, based on the Nominating and Corporate Governance Committee’s initial evaluation, a candidate continues to be of interest, the Board of Directors will arrange for appropriate background and reference checks.

PROPOSAL II: AMENDMENT OF CERTIFICATE OF INCORPORATION

The Board Of Directors recommends that you vote “FOR” this proposal.

     Our Board of Directors believes that it is in Insightful's best interest to increase the authorized number of shares of common stock in order to have shares available for future issuances from time to time as and when the Board of Directors determines that such issuances may be desirable. The Board of Directors therefore proposes to amend the company’s Amended and Restated Certificate of Incorporation in the form attached to this proxy statement as Appendix A to increase the number of shares of common stock the company is authorized to issue from 20 million to 30 million.

     As of the record date, approximately 12.4 million of our 20 million currently authorized common shares were issued and outstanding. Of the remaining authorized shares, approximately 5.2 million have been reserved for issuance in connection with the company's stock-based compensation plans.

     If this proposal is approved, all or any of the authorized shares may be issued without further stockholder action (unless such approval is required by applicable law or regulatory authorities) and without first offering those shares to the stockholders for subscription. The issuance of shares other than on a pro-rata basis to all stockholders would reduce the proportionate interest in the company of each stockholder.

          We may in the future choose to raise additional capital through future issuances of common stock or securities convertible into common stock. We may also issue additional shares of stock in connection with the acquisition of complementary businesses or technologies or for other general corporate purposes, including issuances upon the exercise of future stock options granted under our stock option plans. The Board of Directors believes that having the additional shares of common stock authorized and available for issuance will give us greater flexibility in considering potential future issuances of stock that may be desirable or necessary to accommodate our business plan. Except for existing commitments under our current collaboration agreements and with respect to options outstanding under our stock option plans, we currently do not have any commitments or understandings that would require the issuance of additional shares of common stock.

          Once authorized, the additional shares of common stock may be issued upon the approval of the Board of Directors but without further approval of our shareholders, unless shareholder approval is required under any applicable law or rule of any securities market on which our securities are traded. The additional shares of common stock would have rights identical to those of our currently outstanding common stock. The proposed increase in the number of shares of authorized common stock, and any future issuance of the additional shares, will not affect the rights of our current holders of common stock, except for effects that are incidental to the increase, such as dilution.

     We have not proposed the increase in the authorized number of shares with the intention of using the additional shares for anti-takeover purposes, although we could theoretically use the additional shares to make more difficult or to discourage an attempt to acquire control of the company.

     The Board has unanimously adopted resolutions setting forth the proposed amendment to the certificate of incorporation, declaring its advisability and directing that the proposed amendment be submitted to the stockholders for their approval at the annual meeting. If approved by the stockholders, the amendment will become effective upon filing of an appropriate certificate with the Secretary of State of the state of Delaware.

PROPOSAL III: RATIFICATION OF INDEPENDENT ACCOUNTANT

The Board of Directors recommends that you vote “FOR” this proposal.

     The Board of Directors has selected the firm of Moss Adams LLP, independent certified public accountants, to serve as auditors for the fiscal year ending December 31, 2005. Moss Adams LLP was appointed by the Board of Directors in August 2004 following the resignation of Ernst & Young LLP in June 2004. The decision to submit the appointment of Moss Adams LLP to our shareholders for ratification was recommended and approved by our Audit Committee. Moss Adams LLP served as the company's auditor for the fiscal year ended December 31, 2004. It is expected that a member of the firm will be present at the meeting with the opportunity to make a statement if so desired and will be available to respond to appropriate questions. If our stockholders fail to ratify the selection of Moss Adams, the Audit Committee and the Board of Directors will consider retaining Moss Adams, and may retain that firm or another firm without resubmitting the matter to our stockholders.

The fees billed by Moss Adams LLP for services performed during the fiscal years ended
December 31, 2004 can be found under the heading “Principal Accountant Fees And Services”
located elsewhere in this proxy statement.

Executive Officers

     Our executive officers, their ages, positions and the period during which the executive officers has served as executive officers of Insightful as of April 27, 2005, are as follows:

Name	Age	Positions	Officer Since

Jeffrey E. Coombs	47	President and Chief Executive Officer	2003
Richard P. Barber	36	Chief Financial Officer and Treasurer	2004

Jeffrey E. Coombs. Please see Mr. Coombs’ biographical information in the section entitled “Nominees for Director.”

Richard P. Barber. Mr. Barber joined Insightful as Chief Financial Officer in July 2004. He had previously been an independent financial consultant to high tech companies since August 2003. Previously, he held the position of Chief Financial Officer at Fullplay Media Systems, a public hardware and software company located in Bellevue, Washington, from January 2001. From 1991 to 2000, Mr. Barber held various positions at KPMG LLP, most recently as a senior manager in the assurance department. Mr. Barber has a B.S. in Business Administration and Accounting from Gonzaga University and is a Certified Public Accountant and Certified Management Accountant.

Executive Compensation

     The following table sets forth compensation earned by our Chief Executive Officer for fiscal year ended December 31, 2004, the four other most highly compensated executive officers whose total salary and bonus exceeded $100,000 during the fiscal year ended December 31, 2004, and two additional individuals, if any, for whom disclosure would have been made but for the fact that these individuals were not serving as executive officers at the end of the fiscal year ended December 31, 2004, collectively, the “Named Executive Officers”.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Annual Compensation(1)			Long-Term Compensation

		Salary	Bonus(2)	Other Compensation	Awards

					Securities Underlying Options/SARs (#)

Jeffrey Coombs	2004	$225,000	$152,260	$34,965	425,000
President and Chief Executive	2003	$126,019	$58,841	$6,993	225,000
Officer(3)	2002	–	–	–	17,250

Richard P. Barber	2004	$86,415	$27,783	$–	125,000
Chief Financial Officer and	2003	–	–	–	–
Treasurer(4)	2002	–	–	–	–

Fred Schapelhouman	2004	$123,316	$37,500		–
Chief Financial Officer and	2003	$144,808	$16,250	–	–
Treasurer(5)	2002	$44,423	–	–	50,000

(1) Excludes perquisites and other personal benefits, if any, the aggregate annual amount of which for each officer was less than the lesser of $50,000 and 10% of the total of annual salary and bonus reported. We did not grant any restricted stock awards or stock appreciation rights to Named Executive Officers, or make any long term incentive plan payouts during the fiscal years ended December 31, 2004, December 31, 2003, or December 31, 2002.

(2) Bonuses are reported in the year earned, even if actually paid in a subsequent year.

(3) Mr. Coombs was appointed interim Chief Executive Officer in October 2003 and became President and Chief Executive Officer in March 2004.

(4) Mr. Barber joined Insightful in July 2004. His 2004 compensation reflects a partial year of service.

(5) Mr. Schapelhouman joined Insightful in October 2002. His 2002 compensation reflects a partial year of service. Mr. Schapelhouman left Insightful in July 2004.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2004 regarding our existing compensation plans and individual compensation arrangements pursuant to which our equity securities may be issued to employees, directors, consultants, advisors or other persons, in exchange for consideration in the form of services:

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation
plans approved by	2,674,000(1)	$2.24	1,620,000
security holders

Total	2,674,000	$2.24	1,620,000

(1)

Issuable under our 1992 Non-Employee Director Stock Option Plan, 1992 Stock Option Plan, 1996 Non-Qualified, Non-Officer Stock Plan, 2001 Stock Option and Incentive Plan, as amended and restated, and 2001 Non-Employee Director Plan, as amended and restated, a description of these plans can be found in footnote 9 to the notes to our consolidated financial statements for the year ended December 31, 2004 included as part of our annual report on Form 10-K for the year ended December 31, 2004.

Option Grants

     During fiscal 2004, we granted options to purchase 1,521,000 shares of common stock under our stock option plans to our employees and directors, including the individuals listed in the Summary Compensation Table. No stock appreciation rights were granted during fiscal 2004.

     The following table sets forth certain information with respect to stock options granted to each of the individuals listed in the Summary Compensation Table in fiscal 2004. In accordance with SEC rules, potential realizable values for the following table are (i) net of exercise price before taxes; (ii) based on the assumption that our common stock appreciates at the annual rates shown, compounded annually, from the date of grant until the expiration of the term; and (iii) based on the assumption that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price.

     These numbers are calculated based on SEC requirements and do not reflect our projection or estimate of future stock price growth. Actual gains, if any, on stock option exercises will depend on the future performance of our common stock.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

Name	Options/ SARS Granted	% Of Total Shares Granted in Fiscal Year	Exercise or Base Price Per Share	Expiration Date	Potential Realizable Value At Assumed Annual Rates Of Stock Price Appreciation For Option Term

					5%	10%

Jeffrey Coombs	425,000(1)	30.8%	$2.43	1/22/2014	$649,491	$1,645,938
Richard Barber	125,000(2)	9.0%	$1.66	7/27/2014	$130,496	$330,702
Fred Schapelhouman	–	–	–	–	–	–

(1) Granted January 22, 2004. One-eighth of the total grant vests and becomes exercisable after six months, and thereafter vests and becomes exercisable in equal installments of one sixteenth of the total grant per quarter (so long as optionee maintains a business relationship with Insightful through such date).

(2) Granted July 27, 2004. One-eighth of the total grant vests and becomes exercisable after six months, and thereafter vests and becomes exercisable in equal installments of one sixteenth of the total grant per quarter (so long as optionee maintains a business relationship with Insightful through such date).

Option Exercises and Fiscal Year-End Values

     The following table presents information about options exercised by, and held by, the executive officers named in the Summary Compensation Table and the value of those options as of December 31, 2004. The value of in-the-money options is based on the closing price on December 31, 2004, net of the option exercise price.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
FY-END OPTION/SAR VALUES

Name	Shares Acquired On Exercise	Value Realized	Number of Securities Underlying Unexercised Options/SARs at FY- End		Value of Unexercised In-the-Money Options/SARs at FY-End(1)

			(Exercisable)	(Unexercisable)	(Exercisable)	(Unexercisable)

Jeffrey Coombs	–	–	181,312	485,938	$243,836	$484,094
Richard Barber	–	–	–	125,000	–	$173,750
Fred Schapelhouman	21,875	$16,415	–	–	–	–

(1) Value is based on the difference between the option exercise price and the fair market value as of December 31, 2004 ($3.05 per share) multiplied by the number of shares underlying the option.

Compensation of Directors

     Non-employee directors receive $5,000 per calendar quarter as compensation for attending meetings during that quarter, provided that they attend a minimum of 75% of the regular and special meetings of the Board and of any committees upon which they sit. Members of the Audit Committee receive an additional $1,875 each calendar quarter, and members of the Compensation Committee receive an additional $625 each calendar quarter. The Chairman of the Board of Directors, the Compensation Committee and the Audit Committee receive an additional $625 per calendar quarter. In addition, each non-employee director receives $2,000 for each special meeting of the Board of Directors he attends in person and $500 for each special meeting of the Board of Directors he attends by telephone.

     Each non-employee director of Insightful is entitled to participate in the Amended & Restated 2001 Non-Employee Director Stock Option Plan, or 2001 Director Plan. The 2001 Director Plan authorizes the grant of stock options only to members of Insightful’s Board of Directors who are neither employees nor officers of Insightful. Under the 2001 Director Plan, on February 3rd of each year each non-employee director who has served as a member of the Board of Directors for at least one year automatically receives an option to purchase 20,000 shares of common stock at an exercise price equal to the fair market value of a share of common stock on that date. In addition, each non-employee director who has served for less than an entire year on February 3rd automatically receives an option to purchase the number of shares of our common stock equal to the number of full months he has served on the Board of Directors during the prior year, divided by 12 and multiplied by 20,000. In addition, each non-employee director first elected to the Board of Directors will receive automatically on the date of his or her election an option to purchase 20,000 shares of our common stock at an exercise price equal to the fair market value of a share of common stock on such date.

     Options granted under the 2001 Director Plan vest and become exercisable on the date of grant and expire ten years from the date of the option grant or 180 days after the director resigns from the Board of Directors, whichever comes first.

Employment Contracts, Termination of Employment and Change-In-Control Arrangements

     On October 27, 2004, we entered into an employment agreement regarding termination, or Coombs Severance Agreement, with Jeffrey E. Coombs, the Company's Chief Executive Officer. The Coombs Severance Agreement, which is effective as of April 29, 2004, supercedes a May 5, 2003 Change In Control Agreement with Mr. Coombs. The Coombs Severance Agreement provides that, in the event Mr. Coombs is terminated without cause, we will pay Mr. Coombs severance equal to 18 months' salary based on the rate in effect as of the date of termination and Mr. Coombs will have 9 months from the date of termination to exercise any unexpired stock options that were vested and exercisable as of the date of termination. In addition, the Coombs Severance Agreement provides that, upon a change in control, we will accelerate the vesting of 50% of Mr. Coombs' unvested and unexpired stock options. The Coombs Severance Agreement also provides for severance pay and acceleration of stock options in the event Mr. Coombs is terminated without cause 3 months prior to, or within the 12 months following, a change in control. In such event, we will pay severance equal to 18 months of salary based on the rate in effect as of the date of termination, the Company will accelerate the vesting of all of Mr. Coombs' unvested and unexpired stock options and Mr. Coombs will have 9 months from the date of termination to exercise any unexpired stock options that were vested and exercisable as of the date of termination.

     On October 27, 2004, in connection with the Severance Agreement, we also executed an offer letter to Mr. Coombs. This offer letter provides for base annual compensation of $225,000 plus additional at-plan annual cash incentives of $120,000, minimum annual compensation increase of 5%, local living expense allowance of $2,300 per month through April 2005, and reimbursement for actual relocation expenses incurred by Coombs if he moves to Seattle by December 31, 2005.

     On July 26, 2004, we entered into an employment agreement regarding termination, or Barber Severance Agreement, with Richard P. Barber, the company's Chief Financial Officer. The Barber Severance Agreement provides that, in the event Mr. Barber is terminated without cause, we will pay Mr. Barber severance equal to six months' salary based on the rate in effect as of the date of termination, unless termination occurs within 12 months of the effective date of the Barber Severance Agreement, in which case we will pay Mr. Barber severance equal to 12 months' salary based on the rate in effect as of the date of termination. In addition, the Barber Severance Agreement provides for the acceleration of the vesting of 50% of unvested, unexpired stock options in the event of a change in control, such acceleration to take place six months after the date of change in control, provided the employee remains employed by the company on the date of acceleration The Barber Severance Agreement also provides for severance pay and acceleration of stock options in the event Mr. Barber is terminated without cause 3 months prior to, or within the 12 months following, a change in control. In such event, we will pay severance equal to six months of salary based on the rate in effect as of the date of termination, the Company will accelerate the vesting of all of Mr. Barber' unvested and unexpired stock options and Mr. Barber will have 90 days from the date of termination to exercise any unexpired stock options that were vested and exercisable as of the date of termination.

     Pursuant to employment agreements with Shawn Javid, our former Chief Executive Officer, we agreed to pay Mr. Javid severance equal to 18 months of salary and bonus based on the rate in effect as of the date of termination, and to accelerate the vesting of his stock options that would have vested during the nine months following termination.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

     During the fiscal year ended December 31, 2004, Messrs. Ozur and Meshberg served on the Compensation Committee. No person who served as a member of the Compensation Committee was, during the past fiscal year, an officer or employee of Insightful or any of its subsidiaries, was formerly an officer of Insightful or any of its subsidiaries, or had any relationship requiring disclosure herein except as provided below. No executive officer of Insightful served as a member of the Compensation Committee (or other Board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served as a director of Insightful.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Overview

     Insightful's executive compensation program is administered by the Compensation Committee of the Board of Directors. Pursuant to authority delegated by the Board of Directors, the Compensation Committee establishes each year the compensation of senior management. The Compensation Committee also reviews, as appropriate, other compensation standards of Insightful, administers the Insightful Corporation 401(k) Plan, the 2001 Employee Stock Purchase Plan and the 1996 Non-Qualified, Non-Officer Stock Plan.

     During the fiscal year ended December 31, 2004, the Compensation Committee was comprised of Mr. Meshberg and Mr. Ozur, each an independent director of Insightful as defined under Marketplace Rule 4200(a)(15) of the NASD. The members of the Compensation Committee bring expertise gained through their experience at public and private companies in matters relating to executive compensation to their service on the Compensation Committee.

Procedure for Establishing Compensation

     At the beginning of each fiscal year, the Compensation Committee establishes the annual salary for Insightful's executive officers based on recommendations of the Chief Executive Officer. The Board reviews the recommendations taking into account the following factors: (i) external market data; (ii) Insightful's performance; (iii) the individual's contribution to Insightful's success; and (iv) the internal equity of compensation levels among executive officers. In our effort to update our external market data, we entered into a fee-based arrangement with a compensation analysis firm in 2001. Through this arrangement we were able to review industry-specific data generated by the firm’s executive compensation research.

Tax Considerations

     In general, under Section 162(m) of the Internal Revenue Code of 1986, as amended, or the "Code", we cannot deduct, for federal income tax purposes, compensation in excess of $1,000,000 paid to certain executive officers. This deduction limitation does not apply, however, to compensation that constitutes "qualified performance-based compensation" within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder. The Compensation Committee has considered the limitations on deductions imposed by Section 162(m) of the Code, and it is the Compensation Committee's present intention that, for so long as it is consistent with its overall compensation objective, substantially all tax deductions attributable to executive compensation will not be subject to the deduction limitations of Section 162(m) of the Code.

Elements of Executive Compensation

     Our compensation policy for executive officers is designed to achieve the following objectives: (1) to enhance long-term profitability of Insightful and increase stockholder value; (2) to reward executives consistent with our annual and long-term performance goals; (3) to recognize individual initiative and achievement; and (4) to provide competitive compensation that will attract and retain qualified executives. Compensation under the executive compensation program is comprised of cash compensation in the form of salary and performance-based compensation in the form of cash bonuses, long-term incentive opportunities in the form of stock options and various benefits, including medical, savings and insurance plans available to all employees of Insightful.

     An executive officer's compensation package includes: (1) base salary, which is based upon the overall performance of Insightful and external market data; (2) annual performance-based compensation, which is based upon achievement of pre-determined objectives of Insightful and individual objectives; and (3) long-term incentive compensation in the form of stock options, granted with the objective of aligning executive officers' long-term interests with those of the stockholders and encouraging the achievement of superior results over an extended period. In addition, the compensation program is comprised of various benefits, including medical, savings and insurance plans, and the 2001 Employee Stock Purchase Plan, which are generally available to all employees of Insightful.

Base Compensation

     Base salaries for executive officers are targeted at competitive market levels for their respective positions and levels of responsibility and experience. Upon his appointment as Chief Executive Officer, Mr. Coombs’ annual salary was set at $225,000. In setting base cash compensation levels for executive officers, the Compensation Committee generally takes into account such factors as: (1) Insightful's past financial performance and future expectations; (2) the general and industry-specific business environment; (3) the individual executive officer's base compensation in the prior year; and (4) corporate and individual performance. The Compensation Committee's review of the foregoing factors is subjective and the Committee assigns no fixed value or weight to any specific factors when making its decisions regarding the salary of executive officers.

Performance-Based Compensation

     Insightful's performance-based compensation policies are designed to reward executive officers when Insightful meets or exceeds pre-determined goals and are also based on various non-financial objectives such as the ability to motivate others, to recognize and pursue new business opportunities and to initiate programs to enhance Insightful's success. Performance-based cash compensation is generally awarded based on formulas established by the Compensation Committee at the time salaries are fixed.

     In establishing performance-based compensation formulas for the fiscal year ended December 31, 2004 for the executive officers, the Compensation Committee considered: (1) the annual base compensation of each individual; (2) individual performance; (3) the actual performance of Insightful as compared to projected performance under Insightful's annual operating plan; and (4) the projected future performance of Insightful; (5) the general business environment. The Committee's review of the foregoing factors is subjective and the Committee assigns no fixed value or weight to any specific factors when making its decisions regarding the salary of executive officers.

     Pursuant to the performance bonus formulas established by the Compensation Committee in the fiscal year ended December 31, 2004, bonus formulas for each executive officer, other than the Chief Executive Officer, were based on timely identification of auditors and satisfactory progress toward SOX compliance. The bonus formula for the Chief Executive Officer was based on the successful achievement of strategic objectives and development of a future business plan. For the Chief Executive Officer and for executive officers other than the Chief Executive Officer, maximum bonus was payable if the executive officer achieved all of his or her individual performance goals.

Stock Options

     Long-term incentive compensation, in the form of stock options, allows the executive officers to share in any appreciation in the value of Insightful's common stock. The Board of Directors believes that stock option participation aligns executive officers' interests with those of Insightful's stockholders. When establishing stock option grant levels for executive officers in 2004, the Compensation Committee considered the existing levels of stock ownership, previous grants of stock options, vesting schedules of outstanding options, the current stock price, individual performance during the fiscal year in question and past financial performance and future expectations. Stock options granted under the 2001 Stock Option and Incentive Plan generally have an exercise price equal to the fair market value of Insightful's Common Stock on the date of grant and generally vest over a four year period. Insightful attempts to ensure that its executive officers are granted stock options in numbers comparable to or slightly above industry standards.

Respectfully Submitted by the Compensation Committee:

Mark C. Ozur (Chair) Samuel R. Meshberg

STOCK PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in the cumulative total stockholder return on our common stock during the five-year period from December 31, 1999 through December 31, 2004, with the cumulative total return on the Nasdaq Composite Index (Total Return) and the Nasdaq Computer and Data Processing Index. The comparison assumes $100 was invested on December 31, 1999 in our common stock and in each of the foregoing indices and assumes reinvestment of dividends, if any.

Comparison of Five-Year Cumulative Total Return Among Insightful Corporation, Nasdaq Composite Index
(Total Return) and Nasdaq Computer and Data Processing Index

	12/31/1999	12/31/2000	12/31/2001	12/31/2002	12/31/2003	12/31/2004

NASDAQ Composite Index	100.00	60.71	47.93	32.82	49.32	53.26

NASDAQ Computer and Data Processing Index	100.00	55.69	85.17	26.77	40.31	41.51

Insightful Corporation	100.00	34.93	50.63	20.38	44.71	66.85

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of April 18, 2005, certain information regarding the beneficial ownership of (i) each person known by us to own beneficially 5% or more of our outstanding voting securities, based on publicly available information; (ii) each of our officers for whom information is provided under "Executive Compensation" in this proxy statement; (iii) each of our directors; and (iv) all of our directors and executive officers as a group.

     On April 18, 2005, we had 12,541,595 shares of common stock outstanding. To our knowledge, the beneficial owners listed below have sole voting and investment power with respect to the shares shown as beneficially owned. All information in the table is as of April 18, 2005, except for information related to Mr. Springer, with respect to whom the information in this table is as of February 4, 2005. Shares of common stock subject to options exercisable currently or within 60 days are deemed outstanding for purposes of computing the percentage ownership of the person holding the option, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

Name and Address of Beneficial Owner	Amount and Nature of Ownership	Percent of Class

Samuel R. Meshberg and certain affiliates**(1)	2,232,304	17.8%

Stephen A. Springer and certain affiliates (2)
c/o Target Capital Management
345 E. 57th St., Suite 8A
New York, NY 10022	847,050	6.8%

Jeffrey Coombs**(3)	262,562	2.1%

Mark C. Ozur**(4)	102,000	*

Richard P. Barber**(5)	23,437	*

Paul N. Bialek**(6)	35,000	*

Sachin Chawla**(7)	35,000	*

All directors and executive officers as a group (7 persons)(8)	2,690,303	21.5%

* Less than 1%

**c/o Insightful Corporation, 1700 Westlake Ave. N, Suite 500, Seattle, Washington 98109.

(1) Includes share voting and dispositive power with respect to 151,034 shares held by family trusts of which Mr. Meshberg is a beneficiary and/or co-trustee. Of these 151,034 shares, 20,000 shares will be distributed to successor trusts in which Mr. Meshberg will have no beneficial ownership. After this distribution, Mr. Meshberg will have beneficial ownership over 131,034 shares, representing, as previously disclosed, Mr. Meshberg’s one-third interest in the 393,100 shares previously held by a family trust. Also includes shared beneficial ownership with respect to 42,250 shares held by trusts of which he serves as co-trustee for the benefit of his children. Also includes 100,000 shares issuable upon the exercise of outstanding stock options exercisable on the Record Date or within 60 days thereafter.

(2) Includes 663,700 shares held individually by Stephen A. Springer or in individual retirement accounts for Stephen A. Springer. Includes 10,000 of shares held as co- trustee with A.K. Springer for Ashley A. Springer. Includes 6,800 shares held as co-trustee with A.K. Springer for Dillon K. Springer. Includes 7,700 of shares held as co-trustee with A.K. Springer for Helena H. Springer. Includes 400 shares held as custodian for Dillon K. Springer. Includes 5,900 shares held jointly with Melanie A. Cissone. Also includes 125 shares held individually by Melanie A. Cissone, 300 shares held by Melanie A. Cissone as custodian for Alex Needham, and 300 shares held by Melanie A. Cissone as custodian for Corey Needham. Also includes 3,900 shares held individually by Ashley A. Springer. Also includes 145,025 shares held by Target Capital Management for various clients of Target Capital Management, of which Mr. Springer is sole proprietor. Target Capital Management shares voting and investment power (as defined in Rule 13d-3) with such clients with respect to such shares.

(3) Includes 262,562 shares issuable upon the exercise of outstanding stock options exercisable on the Record Date or within 60 days thereafter.

(4) Includes 102,000 shares issuable upon the exercise of outstanding stock options exercisable on the Record Date or within 60 days thereafter.

(5) Includes 23,437 shares issuable upon the exercise of outstanding stock options exercisable on the Record Date or within 60 days thereafter.

(6) Includes 35,000 shares issuable upon the exercise of outstanding stock options exercisable on the Record Date or within 60 days thereafter.

(7) Includes 35,000 shares issuable upon the exercise of outstanding stock options exercisable on the Record Date or within 60 days thereafter.

(8) Includes 557,999 shares issuable upon the exercise of outstanding stock options exercisable on the Record Date or within 60 days thereafter.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock (collectively, “Reporting Persons”) to file with the Securities and Exchange Commission, or the SEC, initial reports of ownership and reports of changes in ownership of our common stock. Such persons are required by regulations of the SEC to furnish us with copies of all such filings. Based solely on our review of the copies of such forms we have received, or written representations from certain reporting persons that no forms were required for those persons, we believe that all filing requirements required by Section 16(a) during 2003 applicable to our officers, directors and greater-than-10% beneficial owners were met.

CORPORATE GOVERNANCE

     The Board has approved a Code of Ethics, which applies to all of our employees, directors and officers. The Code addresses such topics as protection and proper use of our assets, compliance with applicable laws and regulations, accuracy and preservation of records, accounting and financial reporting and conflicts of interest. The Code is available free of charge through our website at www.insightful.com. Insightful intends to include on its website any amendment to, or waiver from, a provision of its Code of Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer and controller that relates to any element of the code of ethics definition enumerated in Item 406(b) of Regulation S-K.

     The board has also established a policy under which interested stockholders can send communications to the board, a committee of the board and to individual directors. Under this policy, stockholders may communicate directly with the members of the Board of Directors or the individual chairmen of standing Board of Directors committees by writing directly to those individuals at the following address: 1700 Westlake Avenue N., Suite 500, Seattle, WA 98109. The Company’s general policy is to forward, and not to intentionally screen, any mail received at the Company’s corporate office that is sent directly to an individual unless the Company believes the communication may pose a security risk.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

     On August 20, 2004 our Board of Directors selected the firm of Moss Adams LLP, independent certified public accountants, to serve as auditors for the remainder of the fiscal year ending December 31, 2004, replacing Ernst & Young LLP, which had served as Insightful’s independent auditors since September 2001. Ernst & Young LLP served as our independent auditors for the fiscal years ended December 31, 2002 and December 31, 2003. Ernst & Young LLP’s reports on Insightful’s financial statements for the fiscal years ended December 31, 2002 and December 31, 2003 did not contain any adverse opinion or disclaimer of opinion. During Insightful’s fiscal years ended December 31, 2002 and December 31, 2003 and any subsequent interim periods preceding the change in independent auditors, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. Insightful requested that Ernst & Young LLP furnish it with a letter addressed to the SEC stating whether it agrees with the above statements. A copy of that letter was filed with the SEC.

     During the previous two fiscal years ended December 31, 2004, the aggregate fees for accounting services billed to Insightful were as follows:

Audit Fees. The aggregate fees billed by Moss Adams LLP for professional services rendered for the audit of Insightful’s annual consolidated financial statements for the fiscal year ended December 31, 2004, and the review of the consolidated financial statements included in Forms 10-Q for that fiscal year were approximately $213,800. The aggregate fees billed by Ernst & Young LLP for professional services rendered for their review and consent in connection with the audit of Insightful’s annual consolidated financial statements for the fiscal year ended December 31, 2004, and the review of the consolidated financial statements included in Forms 10-Q for that fiscal year were approximately $387,500. The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of Insightful’s annual consolidated financial statements for the fiscal year ended December 31, 2003, and the review of the consolidated financial statements included in Forms 10-Q for that fiscal year were approximately $644,000.

Audit-Related Fees. The aggregate fees billed by Moss Adams LLP for assurance and related services related to the performance of the audit or review of Insightful’s consolidated financial statements for the year ended December 31, 2004, were approximately $21,600. The aggregate fees billed by Ernst & Young LLP for assurance and related services related to the audit or review of Insightful’s consolidated financial statements for the year ended December 31, 2004, were approximately $23,400. The aggregate fees billed by Ernst & Young LLP for assurance and related services related to the performance of the audit or review of Insightful’s consolidated financial statements for the year ended December 31, 2003, were approximately $24,300.

Tax Fees. The aggregate fees billed by Moss Adams LLP in 2004 for professional services rendered for tax compliance, tax advice and tax planning for the year ended December 31, 2003 were approximately $34,200. Ernst & Young LLP did not bill us for any professional services related to tax compliance, tax advice and tax planning for the year ended December 31, 2004. The aggregate fees billed by Ernst & Young LLP for professional services rendered for tax compliance, tax advice and tax planning for the year ended December 31, 2003 were approximately $4,890.

All Other Fees. Moss Adams LLP billed approximately $29,500 during the fiscal year ended December 31, 2004 for professional services rendered for miscellaneous 2003 tax-related advice. No other fees were billed by Ernst & Young LLP or Moss Adams LLP for services other than those described above during the fiscal years ended December 31, 2004 and December 31, 2003.

     The audit committee’s charter provides that the committee will meet and will pre-approve all audit services and permissible non-audit services to be performed for Insightful by our independent auditors. All fees billed by Ernst & Young LLP and Moss Adams LLP in 2004 were pre-approved by the audit committee. The audit committee has considered the provision of these services to us by Ernst & Young LLP and Moss Adams LLP and determined that such provision of services was compatible with maintaining auditor independence.

AUDIT COMMITTEE REPORT

     The Board of Directors has an Audit Committee that oversees Insightful’s accounting and financial functions, including matters relating to the appointment and activities of Insightful’s independent auditors. The Audit Committee regularly discusses with management and the outside auditors the financial information developed by Insightful, Insightful’s systems of internal controls and its audit process. The Audit Committee recommends to the Board of Directors each fiscal year the appointment of the independent auditors and reviews periodically the auditors’ performance and independence from management. The Audit Committee met with Insightful’s independent auditors (both in and out of the presence of Insightful’s management) to review and discuss the matters required to be discussed by Statement of Accounting Standards 61 (Codification of Statements on Auditing Standards), including various matters pertaining to the audit, such as Insightful’s financial statements, the report of the independent auditors on the results, the scope and terms of the independent auditors’ work, and recommendations concerning the financial practices, controls, procedures and policies employed by Insightful.

     The Board of Directors has adopted a written charter for the Audit Committee setting out the audit-related functions the committee is to perform. The Audit Committee has reviewed Insightful’s audited financial statements and met both with management and with Insightful’s independent auditors, Moss Adams LLP, to discuss those financial statements. Management has represented to the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles.

     The Audit Committee has received from and discussed with Moss Adams LLP the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee also discussed with Moss Adams LLP any matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

     Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that Insightful’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

     Insightful’s Audit Committee has determined that the provision of the services provided by Moss Adams LLP as set forth herein are compatible with maintaining Moss Adams LLP’s independence. The Board of Directors has determined that none of the committee members has a relationship to Insightful that may interfere with his independence from Insightful and its management.

AUDIT COMMITTEE

Paul N. Bialek (Chair)
Mark C. Ozur
Sachin Chawla

OTHER BUSINESS

     Our Board of Directors knows of no other matters to be presented at the Meeting. If any other matter should be presented at the Meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named in the proxies.

STOCKHOLDER PROPOSALS FOR THE 2006 ANNUAL MEETING

     Proposals of stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at our 2006 Annual Meeting of Stockholders of Insightful pursuant to Securities Exchange Act Rule 14a-8 must be received at our principal executive offices no later than December 12, 2005. Stockholders that intend to present a proposal that will not be included in the proxy statement and form of proxy must give notice of the proposal to Insightful no later than March 3, 2006, unless (i) the 2006 annual meeting is held before February 13, 2006 or after May 13, 2006 or (ii) the number of directors to be elected to the Board of Directors is increased and there is no public announcement naming all of the nominees or the increase in the Board size on or before March 3, 2006 (or if the 2006 annual meeting is held before February 13, 2006 or after May 13, 2006, then on or before the date that is 70 days before the 2006 annual meeting date). In the case of clause (i), the stockholder must give notice of the proposal to Insightful no earlier than 90 days before the date of the 2006 annual meeting and no later than the later of (a) 60 days prior to the date of the 2006 annual meeting or (ii) 10 days after the public announcement of the date of the 2006 annual meeting. In the case of clause (ii), the stockholder must give notice of proposal, but only with respect to nominees for any new positions created by such increase in the Board size, no later than 10 days after the public announcement naming all of the nominees or the increase in the Board size. Receipt by Insightful of any proposal in a timely manner will not guarantee its inclusion in Insightful’s proxy materials or its presentation at the 2006 annual meeting because there are other requirements in the proxy rules.

ANNUAL REPORT AND FORM 10-K

A copy of our combined annual report to stockholders and annual report on Form 10-K for the year ended December 31, 2004, accompanies this proxy statement. If you did not receive a copy, you may obtain one without charge by writing or calling Secretary, Insightful Corporation, 1700 Westlake Avenue North, Seattle, WA 98109, (206) 283-8802.